Company Contact:	Deborah Merrill
Chief Financial Officer
(864)232-5200 x 6620

Investor Relations Contact:	Sally Wallick, CFA
(404)806-1398
investor.relations@deltaapparel.com

Delta Apparel Reports Strong Fiscal 2018 Third Quarter and Nine-Month Results
Continued Momentum at Activewear and DTG2Go Drives Overall Sales and Earnings Growth

GREENVILLE, SC - August 6, 2018 (GLOBE NEWSWIRE) - Delta Apparel, Inc. (NYSE American: DLA), a leading provider of basic and branded apparel, headwear and related accessories, today announced financial results for its fiscal year 2018 third quarter and nine months ended June 30, 2018.

Net sales for the third quarter were $112 million, up 8% from $104 million in the prior-year third quarter. Earnings increased 9% to $0.62 per diluted share from $0.57 per diluted share in the prior-year period. In addition, gross margins improved to 21.6% from 21.4% in the prior-year period driven largely by margin expansion in the basics segment.

For the first nine months of fiscal year 2018, net sales increased to $303 million from $294 million in the prior-year period, a 3% improvement. Sales for the first nine months were up 9% year-over-year after adjusting for $16 million in prior-year sales from the since-divested Junkfood Clothing business. A discrete provisional tax expense of $10.6 million in the first quarter stemming from the recent United States tax reform legislation resulted in a $0.25 loss per diluted share for the first nine months compared with earnings of $1.07 per diluted share in the prior-year period. Excluding the one-time tax expense, earnings for the first nine months were $1.18 per diluted share, up 10% year-over-year and up 23% year-over-year after excluding the prior year’s $0.11 per diluted share gain on the sale of the Junkfood Clothing business.

Basics Segment Review
Basics segment revenue for the quarter was $90 million, a 14% increase over the prior year. Growth at both Delta Catalog and FunTees drove a 7% increase in Activewear sales for the quarter. The sales growth in higher-margin fashion basics products seen in recent periods continued, with the premium Delta Platinum line gaining more customer interest and market share on the strength of its quality, styling and fabric sophistication. Sales on Activewear’s B2B eCommerce site also continued to escalate, with almost 30% growth for the quarter.

Activewear gross margins improved to 18.0% from 16.6% in the prior-year quarter with higher selling prices helping to offset raw material and other cost pressures in the market.

The fiscal year 2018 third quarter was the first full quarter of combined operation for the Company’s digital print and fulfillment business, DTG2Go (previously Art Gun), following its recent acquisition on March 9, 2018. The integrated DTG2Go business achieved third quarter sales growth of 167% over the prior-year period, with increased sales from existing customers and new customer launches contributing to the strong performance. DTG2Go opened its fourth manufacturing and fulfillment location during the quarter. The new facility, located on Soffe’s Fayetteville, North Carolina campus, further increased DTG2Go’s capacity as well as its consumer reach in the key northeastern market.

Branded Segment Review
Third quarter revenue in the branded segment was $23 million, compared with $25 million in the prior-year period. At Salt Life, incremental sales with new national retailers and a double-digit increase in eCommerce sales were offset by the impacts of unseasonably cool, wet weather on demand in the independent sales channel, especially in key southeastern markets. While these conditions resulted in a sales decline of 2% for the quarter, gross margins held strong and drove solid profitability at Salt Life.

Soffe sales declined about $1 million during the quarter but are up 2% year-over-year through the first nine months. The third quarter decline resulted primarily from lower sales in the military channel, offsetting growth with strategic sporting goods retailers through improved floor placement and increased demand for Soffe shorts.

Robert W. Humphreys, Delta Apparel, Inc.’s Chairman and Chief Executive Officer, commented, “We had a solid third quarter with overall sales and earnings growth despite some headwinds associated with the inflationary cost environment and well-documented challenges at retail.

“Activewear sales were up a strong 7% for the third quarter, with multiple growth drivers at Delta Catalog including increased demand, momentum with fashion basics merchandise, and higher selling prices. The private label market fundamentals remain strong and we continue to see brands emphasizing Western Hemisphere sourcing strategies. The FunTees platform is uniquely positioned to accommodate brands and retailers seeking more supply chain versatility along with improved speed-to-market.

“The third quarter was another exciting period of growth for our DTG2Go business as it integrated its recent acquisition and further expanded its national footprint. DTG2Go continues to solidify its market-leading position and we believe the momentum we are seeing will continue as it moves toward its seasonally strong holiday quarter.

“We expect a return to growth at Salt Life with the temporary factors affecting third quarter sales now behind us. Salt Life continues to add doors and win floor space with national accounts and its direct-to-consumer channels are growing at encouraging rates. The success of the brand’s recent craft beer launch, Salt Life Lager, and expansion into ladies’ swimwear are exciting new developments that further solidify its positioning as a true “lifestyle” brand.

“Soffe’s third quarter performance was mixed. While sales declined in the military channel, we continue to see successes in the strategic sporting goods channel and expect further growth with dance, cheer and gymnastics programs. The new DTG2Go operation on the Soffe campus opens up exciting new customer opportunities for blended fulfillment solutions, including both digital and traditional printing. Soffe also added to its branded retail footprint during the quarter with a new store in Greenville, North Carolina. We expect the new store to serve as another important touch point in a key consumer market for the brand.

“Overall we are excited about the growth opportunities at Delta Apparel, Inc. driven by new products and category extensions, our broadening customer base, and our investments in the dynamic digital print market. Our manufacturing investments have created scale efficiencies and platform flexibility that are allowing us to both reduce costs and internally produce merchandise that we previously sourced. In addition, the Salt Life brand offers tremendous growth opportunities for our Company as it continues to expand both geographically and into additional lifestyle categories. All things considered, we believe we are positioned for a strong finish to fiscal year 2018 and good momentum going into the new fiscal year.”

Conference Call
The Company will hold a conference call with senior management to discuss its financial results today at 4:30 pm ET. The Company invites you to join the call by dialing 866-575-6539. If calling from outside the United States, please dial 323-994-2082. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available through September 6, 2018. To access the telephone replay, participants should dial toll-free 844-512-2921. International callers can dial 412-317-6671. The access code for the replay is 4393527.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its operating subsidiaries, Salt Life, LLC, M. J. Soffe, LLC,  and DTG2Go, LLC, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of lifestyle basic and branded activewear apparel, headwear and related accessories.  The Company specializes in selling casual and athletic products across distribution tiers, including specialty stores, boutiques, department stores, mid-tier and mass chains, and the U.S. military.   The Company’s products are also made available direct-to-consumer on its websites at www.saltlife.com, www.coastapparel.com, www.soffe.com and www.deltaapparel.com. The Company's operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 7,500 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Cautionary Note Regarding Forward-Looking Statements
This press release may contain “forward-looking” statements that involve risks and uncertainties.  Any number of factors could cause actual results to differ materially from anticipated or forecasted results, including, but not limited to, the factors set forth in the "Risk Factors" contained in our Annual Reports on Form 10-K filed with the Securities and Exchange Commission.  Except as may be required by law, Delta Apparel, Inc. expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Tables Follow

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)
	Three Months Ended		Nine Months Ended
	(Unaudited)		(Unaudited)
	Jun 30, 2018	Jul 1, 2017	Jun 30, 2018	Jul 1, 2017

Net Sales	$112,182	$104,281	$302,528	$293,755
Cost of Goods Sold	87,919	82,012	239,660	229,697
Gross Profit	24,263	22,269	62,868	64,058

Selling, General and Administrative	17,936	16,964	49,654	52,523
Change in Fair Value of Contingent Consideration	100	(400)	(300)	(600)
Gain on Sale of Business	—	—	—	(1,295)
Other Income, Net	(441)	(146)	(505)	(413)
Operating Income	6,668	5,851	14,019	13,843

Interest Expense, Net	1,522	1,256	4,207	3,868

Income Before Provision for Income Taxes	5,146	4,595	9,812	9,975

Provision for Income Taxes	596	127	11,583	1,563

Net Income (Loss)	$4,550	$4,468	$(1,771)	$8,412

Weighted Average Shares Outstanding
Basic	7,116	7,541	7,193	7,580
Diluted	7,388	7,866	7,193	7,869

Net Income (Loss) per Common Share
Basic	$0.64	$0.59	$(0.25)	$1.11
Diluted	$0.62	$0.57	$(0.25)	$1.07

		Jun 30, 2018	Sep 30, 2017	Jul 1, 2017
		(Unaudited)	(Audited)	(Unaudited)

Current Assets
Cash		$393	$572	$489
Receivables, Net		62,567	47,557	56,310
Income Tax Receivable		—	352	842
Inventories, Net		169,601	174,551	175,873
Prepaids and Other Assets		3,881	4,662	7,303
Total Current Assets		236,442	227,694	240,817

Noncurrent Assets
Property, Plant & Equipment, Net		50,794	42,706	42,443
Goodwill and Other Intangibles, Net		51,294	36,068	36,293
Deferred Income Taxes		1,488	5,002	3,705
Other Noncurrent Assets		6,945	6,332	6,034
Total Noncurrent Assets		110,521	90,108	88,475

Total Assets		$346,963	$317,802	$329,292

Current Liabilities
Accounts Payable and Accrued Expenses		$66,018	$64,039	$64,587
Income Tax Payable		291	—	—
Current Portion of Capital Lease Financing		3,309	848	736
Current Portion of Long-Term Debt		6,156	7,548	7,771
Total Current Liabilities		75,774	72,435	73,094

Noncurrent Liabilities
Long-Term Taxes Payable		7,414	—	—
Long-Term Capital Lease Financing		8,007	2,519	2,141
Long-Term Debt		98,858	85,306	94,885
Other Noncurrent Liabilities		7,200	1,655	1,900
Total Noncurrent Liabilities		121,479	89,480	98,926

Shareholders' Equity		149,710	155,887	157,272

Total Liabilities and Shareholders' Equity		$346,963	$317,802	$329,292